As filed with the U.S. Securities and Exchange Commission on November 10, 2022

Registration No. 333-265546

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VECTIVBIO HOLDING AG

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Aeschenvorstadt 36

4051 Basel

Switzerland

Telephone: +41 61 551 30 30

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VectivBio US, Inc.

60 Broad St. Suite 3502

New York, New York 10004

Telephone: +1 800 811 9520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan Sansom Brandon Fenn Divakar Gupta Cooley LLP 55 Hudson Yards New York, NY 10001 +1 212 479 6000	Andreas Müller Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich Switzerland +41 43 222 10 00

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission, or the Commission, pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

†	The term “new or revised accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission with respect to such securities has been declared effective. This prospectus is not an offer to sell these securities and no offers to buy these securities are being solicited in any jurisdiction where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2022

PROSPECTUS

VectivBio Holding AG

Up to 681,151 Ordinary Shares offered by Selling Shareholders

The selling shareholders identified in this prospectus may offer from time to time up to 681,151 ordinary shares of VectivBio Holding AG, or the Company, issuable in connection with a loan facility originally entered into on March 26, 2022, or the Original Loan, as amended on October 12, 2022, or the Amended Loan, providing up to a total of the EUR equivalent of USD 75 million divided into a term loan line, to be drawn down in multiple tranches, in an aggregate amount of up to the EUR equivalent of USD 56.25 million, or the Term Loan, and a convertible loan line, to be drawn down in multiple tranches, in an aggregate amount of up to the EUR equivalent of USD 18.75 million, or the Convertible Loan.

The number of ordinary shares being registered hereunder is comprised of: (i) 324,190 ordinary shares issuable upon the exercise of a warrant that was issued to the sole shareholder of the lender of the Original Loan, which warrant remains outstanding under the Amended Loan and is exercisable for our ordinary shares at an exercise price of USD 5.5243 per share, or the Warrant, and (ii) up to 356,961 ordinary shares that are issuable upon conversion of USD 2.5 million of the Convertible Loan, at a conversion price of USD 7.0036 per share, which amount the Company drew down in October 2022, or the Minimum Convertible Note. The number of ordinary shares registered by the Company represents a good faith estimate of the maximum number of ordinary shares that will be issuable upon exercise of the Warrant and conversion of the Minimum Convertible Note. This presentation is not intended to constitute an indication or prediction of the date on which the selling shareholders will exercise the Warrant for ordinary shares or convert the Minimum Convertible Note into ordinary shares, if at all.

This prospectus describes the general manner in which the ordinary shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the ordinary shares may be offered and sold will be described in a supplement to this prospectus.

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “VECT.” On November 9, 2022, the last sale price of our ordinary shares as reported by the Nasdaq Global Market was USD 8.70 per ordinary share.

We are an “emerging growth company” and a “foreign private issuer” as defined under the U.S. Securities and Exchange Commission, or the SEC, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Implications of Being an “Emerging Growth Company” and “Implications of Being a Foreign Private Issuer.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus. In addition, please review any additional risk factors in any accompanying prospectus supplement, any free writing prospectus and any documents we incorporate by reference.

The date of this prospectus is                 , 2022.

-i-

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling shareholders identified in this prospectus may offer from time to time up to 681,151 ordinary shares issuable upon the exercise of the Warrant and conversion of the Minimum Convertible Note. If necessary, the specific manner in which the ordinary shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

For investors outside the United States: Neither we nor the selling shareholders have taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

Unless otherwise noted or the context otherwise requires, references in this prospectus to “VectivBio,” “the Company,” “our company,” “we,” “us” or “our” refer to VectivBio Holding AG and its subsidiaries.

TRADEMARKS AND TRADENAMES

We have filed trademark registrations for “VectivBio” and “Vectiv” in Switzerland, the European Union, Canada, the United States and the United Kingdom. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our rights to these trademarks, tradenames and service marks to the fullest extent under applicable law.

PRESENTATION OF FINANCIAL INFORMATION

In this Registration Statement on Form F-3, or Registration Statement, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$” and “USD” mean United States dollars and all references to “CHF” mean Swiss francs.

Our consolidated and carve-out financial statements are presented in U.S. dollars and in accordance with IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

We historically did not operate as an independent, standalone company, but rather as a part of a larger group of companies controlled by Therachon Holding AG, or THAG, and reported our results as part of THAG prior to July 1, 2019, when THAG distributed the shares of VectivBio Holding AG to the existing THAG shareholders, referred to as the Spin-off. The financial information for the period prior to July 1, 2019 has been derived from THAG’s historical financial records as if the Apraglutide Business (as defined in the section of this prospectus titled “Prospectus Summary–Company Overview”) had been a standalone business. Accordingly, the financial information for the periods prior to the Spin-off has been prepared on a “carve-out” basis to present the results of operations and the costs of doing business. There are limitations inherent in the preparation of the carve-out financial statements since our business was previously part of a larger organization. The basis of preparation included in our consolidated and carve-out financial statements provides a detailed description of the treatment of historical transactions in the period prior to the Spin-off.

During this period, our net loss was impacted by the following consequences of carve-out accounting and the Spin-off: an allocation of expenses for the services provided by THAG and its subsidiaries for research and development costs, shared corporate costs for professional services, legal services, other administrative support, and employee-related costs for senior management and other shared employees. The amounts of these allocations may not necessarily be indicative of the similar costs we would incur as an independent, standalone company. The total amount allocated to us from THAG related to the expenses described above was USD 4.8 million during the six months ended June 30, 2019. Subsequent to the Spin-off on July 1, 2019, the financial information for the Apraglutide Business was prepared on a consolidated basis. For further information on the basis of presentation refer to Note 2 to our consolidated and carve-out financial statements beginning on page F-1 of our Annual Report on Form 20-F for the year ended December 31, 2021, or Annual Report, incorporated by reference herein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our financial statements and other documents and information incorporated by reference in this prospectus contain forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements:

•	the ability of our clinical trials to demonstrate acceptable safety and efficacy of our product candidates;

•

the timing, progress and results of clinical trials for our product candidates, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, any initial or interim results from our clinical trials, the period during which the results of the trials will become available, and our research and development programs;

•	the timing, scope and likelihood of regulatory filings and approvals;

•	our ability to obtain marketing approvals of our product candidates and to meet existing or future regulatory standards or comply with post-approval requirements;

•	our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash and cash equivalents;

•	future milestone or royalty payments to or from our licensing partners or other third-parties, and the expected timing of such payments;

•	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use;

•

our expectations regarding the potential advantages of apraglutide over existing therapies for short bowel syndrome with intestinal failure, or SBS-IF, and our expectations regarding potential uses of apraglutide to treat other indications;

•	developments and projections relating to our competitors and our industry, including competing therapies;

•	the impact of COVID-19 on our business, operations and prospects and on our clinical trials;

•	our potential to enter into new collaborations;

•

our expectations with regard to our ability to develop additional product candidates or leverage our current product candidates for other indications, and our ability to identify additional products, product candidates or technologies with significant commercial potential that are consistent with our commercial objectives;

•	our ability to develop, acquire and advance additional product candidates into, and successfully complete, clinical trials;

•	the commercialization and market acceptance of our product candidates;

•	our marketing and manufacturing capabilities or those of third parties with which we contract;

•	our ability to operate our businesses without infringing the intellectual property rights and proprietary technology of third parties;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

•	estimates of our expenses, future revenue, capital requirements, our needs for additional financing and our ability to obtain additional capital;

•	regulatory development in the United States, Europe and other jurisdictions;

•	our ability to effectively manage our anticipated growth;

•	our ability to attract and retain qualified employees and key personnel;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act and continue to qualify as a foreign private issuer; and

•	other risk factors discussed herein under “Risk Factors” or incorporated herein by reference.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations, cash flows or financial condition. Additionally, some of the risks and uncertainties identified above may be amplified by the COVID-19 pandemic. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail in filings incorporated by reference in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report and reports on Form 6-K, before deciding to invest in our securities.

Company Overview

We are a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of life-transforming medicines for patients living with severe rare conditions for which there is a significant unmet medical need. We are led by an experienced management team with a strong track record in the biotechnology and pharmaceutical industry. Our goal is to become a leading, patient-centric, fully integrated global rare disease company. Our current product pipeline is focused on rare gastrointestinal, or GI, metabolic disorders, and we intend to in-license or acquire additional transformational, differentiated rare disease assets. Our lead product candidate, apraglutide, is a next generation, long-acting synthetic peptide analog of glucagon-like peptide-2, or GLP-2, which we are developing as a differentiated therapeutic for a wide range of rare diseases, with an initial focus on short bowel syndrome, or SBS. Based on our preclinical and clinical data to date, we believe that apraglutide has the potential to advance the treatment of SBS intestinal failure, or SBS-IF, through improved clinical outcomes and less frequent dosing than the only currently approved GLP-2 for SBS-IF. Apraglutide is currently being evaluated in a global Phase 3 clinical trial called STARS for the treatment of patients with SBS-IF, and a global Phase 2 clinical trial called STARGAZE for the treatment of patients with gastrointestinal acute graft versus host disease (aGvHD). We also plan to evaluate apraglutide’s therapeutic potential in additional rare GI, liver and other conditions that could benefit from GLP-2 activation. Our pipeline includes a platform of first-in-class preclinical small molecule product candidates known as Comet for the treatment of rare inherited metabolic diseases (IMDs).

Apraglutide is designed to increase nutrient absorption in the intestine and reduce the burden of parenteral support, or PS, thereby improving patient quality of life. Apraglutide has been rationally designed to have unique properties to address the known issues with native GLP-2 and teduglutide. In our preclinical studies and completed clinical trials, apraglutide has shown a significantly longer half-life and more consistent on-target drug exposure, potentially allowing for once-weekly dosing versus once-daily dosing for teduglutide, and enhanced trophic effects on the small intestine, when compared to other GLP-2 analogs. We believe that these properties have the potential to translate into increased pharmacological activity and improved patient adherence to treatment relative to other GLP-2 analogs, thereby allowing a subset of patients who currently receive PS to achieve enteral autonomy. In addition, we have designed a development strategy that will allow us to adapt the use of apraglutide to treat different SBS patient subtypes based on their GI anatomy.

The following table summarizes our clinical plans regarding apraglutide and Comet. We have retained global rights to commercialize our programs except in Japan where we have licensed the development and commercialization of apraglutide to a partner.

Corporate Information

We are a Swiss stock corporation incorporated on May 22, 2019, in Switzerland. Our registered office in Switzerland is located at Aeschenvorstadt 36, 4051 Basel, Switzerland, and the telephone number of our registered office is +41 61 551 30 30. Our agent for service of process in the United States is VectivBio US, Inc., 60 Broad St. Suite 3502, New York, New York 10004. Our website address is www.vectivbio.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this document solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•

a requirement to have only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•

an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

•

reduced disclosure obligations regarding executive compensation in our periodic reports and other filings and exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2026; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our ordinary shares that are held by non-affiliates equals or exceeds $700.0 million as of the prior June 30.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer.” Accordingly, we report under the Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus supplement and in the documents and information incorporated by reference in this prospectus supplement, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement may be different than the information you receive from other public companies in which you hold equity securities.

As Amended Loan Agreement

On March 26, 2022, we entered into a loan facility, or the Original Loan, with Kreos Capital VI (UK) Limited, or Kreos UK, a wholly owned subsidiary of Kreos Capital VI (Expert Fund) LP, or Kreos Expert Fund. On October 12, 2022, we entered into an amendment deed in relation to the Original Loan, or the Amended Loan.

The total amount of borrowings available under the Amended Loan remains unchanged from the EUR equivalent of up to USD 75.0 million in borrowing capacity that was provided under the master loan line in the Original Loan. The master loan line under the Amended Loan continues to be comprised of two loan facilities, of which the EUR equivalent of USD 18.75 million is a convertible loan line, or the Convertible Loan, and of which the EUR equivalent of USD 56.25 million is a term loan line, or the Term Loan, each of which may be drawn down in tranches as follows:

(i) Loan A: Convertible Loan – EUR equivalent of USD 12.5 million; Term Loan – EUR equivalent of USD 37.5 million; and

(ii) Loan B: Convertible Loan – EUR equivalent of USD 6.25 million; Term Loan – EUR equivalent of USD 18.75 million.

Loan A will be available for drawdown until May 31, 2024, and Loan B will be available for drawdown until June 30, 2024. Contemporaneously with execution of the Amended Loan, we delivered to Kreos UK drawdown requests under Loan A for an aggregate amount equal to the EUR equivalent of USD 10 million, or the First Compulsory Drawdown. USD 2.5 million of the First Compulsory Drawdown was drawn down under the Convertible Loan and is referred to herein as the Minimum Convertible Note. We are obligated to deliver to Kreos UK further drawdown requests under Loan A for an aggregate amount equal to the EUR equivalent of USD 10 million by September 30, 2023, or the Second Compulsory Drawdown.

The availability of any funds under a drawdown of Loan A or Loan B is conditional upon us having a debt-to-market cap ratio (where debt includes the amount of the proposed drawdown) equal to or less than 25% at the time of each drawdown, among other conditions. The availability of any funds under a drawdown of Loan B is conditional upon us (i) raising USD 80 million in new equity and/or subordinated convertible debt, or other nondilutive funds, and (ii) releasing interim data for the Phase 2 STARS Nutrition study that supports continuation of such study, among other conditions.

The Amended Loan has an interest-only repayment period through March 31, 2023, which can be extended to June 30, 2024, if certain conditions are met. Payments will then be comprised of both interest and principal until the Amended Loan is paid off, with an end date ranging from March 31, 2025 to June 30, 2026, if the interest-only period has been extended to June 30, 2024. Convertible Loan borrowings will bear interest at an implied fixed rate of 7.45% per annum and Term Loan borrowings will bear interest at a fixed rate of 8.95% per annum. The Minimum Convertible Note is convertible into up to 356,961 of our ordinary shares at a conversion price of USD 7.0036 per share. The undrawn amount of the Convertible Loan portion of the remaining Amended Loan is convertible into a number of ordinary shares to be determined based on a price per ordinary share that is equal to a 120% premium to the volume weighted average price of our shares traded during the 30-day period ending three days prior to either (i) the earlier of the date of the first drawdown of such portion or March 31, 2023, with respect to the Second Compulsory Drawdown, or (ii) the date of each subsequent drawdown, with respect to the remaining EUR equivalent of USD 55.0 million available under the Convertible Loan beyond the First and Second Compulsory Drawdowns.

Under the terms of the Amended Loan, we may prepay all, but not part, of the Term Loan and the Convertible Loan amounts at any time, by notifying the lender at least fifteen days in advance of a date ending on a repayment date; provided, however, that Kreos UK may at its option convert the Convertible Loan into ordinary shares prior to receipt of any such prepayment notification pursuant to the conversion mechanism described in the preceding paragraph. If we prepay the Amended Loan, we shall in respect of such payment pay to Kreos UK an early repayment fee as follows:

(i) if prepayment occurs within 12 months of drawdown of the Amended Loan, a prepayment fee equal to all interest that would have been payable on the amount prepaid from the date of prepayment to the termination date discounted by 4.00% for each year or part year remaining to the termination date (interest for a part year being calculated on a daily basis) and;

(ii) if prepayment occurs within 13 to 24 months of drawdown of the Amended Loan, a prepayment fee equal to 5.00% of principal amount of the Amended Loan outstanding;

(iii) if prepayment occurs within 25 to 36 months of drawdown of the Amended Loan, a prepayment fee equal to 3.00% of principal amount of the Amended Loan outstanding; and

(iv) if prepayment occurs after 36 months of drawdown of the Amended Loan, a prepayment fee equal to 1.00% of principal amount of the Amended Loan outstanding,

plus, in each case, an end-of-loan payment of 3.00% of the amount drawn down under each loan tranche. The 3.00% end of loan payment is payable whenever the Amended Loan is terminated (whether that be by way of prepayment or by repayment on the termination date).

In addition, if on or before September 30, 2023, (i) prepayment of the Amended Loan occurs or (ii) we fail to draw down the Second Compulsory Drawdown, we must pay to Kreos UK a prepayment fee equal to the aggregate of: (a) all interest that would have been payable on the Second Compulsory Drawdown amount, and (b) the 3.00% end-of-loan payment that would have been payable on the Second Compulsory Drawdown amount, both discounted by 4.00% for each year or part year remaining to the termination date of the Amended Loan.

As additional consideration for the Original Loan, Kreos UK received a fee of USD 750,000, and Kreos Expert Fund received a warrant to purchase 324,190 of our ordinary shares at an exercise price of USD 5.5243 per share and certain rights to receive additional warrants as set forth in the warrant instrument. In connection with the Amended Loan, Kreos UK will additionally have the right to receive warrants to purchase, on any prepayment of the Amended Loan, a number of our ordinary shares equal to the amount of such prepaid Amended Loan and accrued interest at a price per ordinary share equal to 120% of the volume weighted average price per share for the 30-day period ending three days prior to (i) for the Second Compulsory Drawdown, the earlier of the drawdown date and March 31, 2023 and (ii) for all other drawdown amounts, the relevant drawdown date of each such amount. On any exercise of these additional warrants, no warrants will be issued in respect of loaned amounts that have (i) been repaid in the ordinary course or (ii) been converted by Kreos UK into ordinary shares pursuant to the terms of the Amended Loan prior to the date of prepayment. The warrants are exercisable until the earlier of (i) the termination date of the Amended Loan or (ii) the completion of a change of control of the Company by completion of a takeover offer.

In connection with the Original Loan, we and each of our subsidiaries entered into pledge agreements in respect of our worldwide intellectual property in favor of Kreos UK as pledgee (excluding intellectual property in respect of apraglutide granted, issued or pending in Japan). VectivBio Holding AG, VectivBio AG and VectivBio Comet AG additionally entered into pledge agreements pledging (i) all of the share capital of VectivBio AG and VectivBio Comet AG, and (ii) all of the Swiss bank accounts of VectivBio Holding AG, VectivBio AG and VectivBio Comet AG, in each case, in favor of Kreos UK. VectivBio Holding AG, VectivBio AG and VectivBio Comet AG additionally entered into an agreement guaranteeing Kreos UK’s claims under the Original Loan. VectivBio AG also assigned to Kreos UK certain rights under licensing agreements for security purposes. The abovementioned security interests and guarantees were confirmed or reaffirmed (as applicable) concurrently with the execution of the Amended Loan and remain in force and effect under the Amended Loan. Under the relevant security agreements, Kreos UK will continue to have recourse to the relevant collateral in the event we default under the Amended Loan. The Amended Loan contains customary affirmative and negative covenants. The affirmative covenants include, among others, administrative and reporting requirements subject to certain exceptions and materiality thresholds. The negative covenants include, among others, limitations on the Company’s ability to, subject to certain exceptions, incur additional debt.

We agreed to file a registration statement with the Securities and Exchange Commission, or SEC, of which this prospectus forms a part, to register the resale of the ordinary shares issuable upon conversion of the Convertible Loan, if drawn down, and/or exercise of any warrants issued in connection with the Original Loan and the Amended Loan. The number of the ordinary shares registered on the registration statement represents our good faith estimate of the maximum number of ordinary shares that are (i) issuable upon exercise of the Warrant and (ii) initially issuable upon conversion of the Minimum Convertible Note. We may file one or more additional registration statements to register the resale of any additional ordinary shares that may become issuable upon (i) additional drawdowns and conversions under the Convertible Loan and (ii) exercise or issuance of additional warrants, if any.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 681,151 ordinary shares. All of the ordinary shares in this offering will be sold by the selling shareholders. The selling shareholders may sell their ordinary shares from time to time at prevailing market prices. We will not receive any proceeds from the resale of the ordinary shares in this offering.

Ordinary Shares Offered	Up to 681,151

Ordinary Shares Currently Outstanding	62,732,542

Use of Proceeds	We will not receive any proceeds from the sale of the 681,151 ordinary shares subject to resale by the selling shareholders under this prospectus. If the Warrant is exercised for cash, we will receive proceeds of USD 1,790,923, and we will receive additional proceeds if any additional warrants are issued by us to the selling shareholders and exercised by the selling shareholders for cash. We currently intend to use such proceeds, if any, for pipeline development, general corporate purposes and working capital.

Risk Factors	Investing in our ordinary shares involves significant risks. You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our ordinary shares.

Nasdaq Global Market Symbol	VECT

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before making a decision to invest in our ordinary shares, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained or incorporated by reference in this prospectus, including the risk factors listed below and the ones incorporated by reference herein from our Annual Report, as may be updated by our subsequent annual reports and other filings we make with the SEC. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could harm our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to our Securities and this Offering

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to in the future offer additional ordinary shares and other securities convertible into or exchangeable for our ordinary shares. We cannot assure you that we will be able to sell ordinary shares and other securities in any other offering at a price per ordinary share that is equal to or greater than the price per ordinary share paid by investors in this offering, and investors purchasing ordinary shares and other securities in the future could have rights superior to existing shareholders. The price per ordinary share at which we sell additional ordinary shares and other securities convertible into or exchangeable for our ordinary shares in future transactions may be higher or lower than the price per ordinary share in this offering.

Future sales or issuances of our ordinary shares in the public markets, or the perception of such sales, could depress the trading price of our ordinary shares.

The sale of a substantial number of our ordinary shares and other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of our ordinary shares at any time in one or more separate offerings. We cannot predict the effect that future sales of ordinary shares and other equity-related securities would have on the market price of our ordinary shares.

Our ordinary share price is and may continue to be volatile and you may not be able to resell our securities at or above the price you paid.

The market price for our ordinary shares is volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, such as fluctuations in financial results, our ability to advance the development of our product candidates or changes in securities analysts’ recommendations. In addition, our ordinary shares have been and may continue to be affected by limited trading volume. Each of these factors, among others, could harm your investment in our ordinary shares and could result in you being unable to resell the ordinary shares that you purchased at a price equal to or above the price you paid.

The issuance of ordinary shares upon conversion of the Minimum Convertible Note, and additional amounts drawn down under the Convertible Loan, if any, and/or upon exercise of the Warrant or any additional warrants that may be issued by us to Kreos Expert Fund could substantially dilute your investment and could impede our ability to obtain additional financing.

If the Company draws down additional amounts under the Convertible Loan, such amounts will be convertible into our ordinary shares, and the Company will issue additional warrants in connection with drawdowns under the Term Loan and Convertible Loan, if any, that will be exercisable for our ordinary shares. The Warrant is exercisable for 324,190 ordinary shares and the Minimum Convertible Note will be convertible into 356,961 ordinary shares.

Such exercise or conversion may give the holders an opportunity to profit from a rise in the market price of our ordinary shares such that exercise or conversion thereof could result in dilution of the equity interests of our shareholders. We have no control over whether the holder will exercise the Warrant, and once issued, we will have no control over whether the holder will exercise any additional warrants that we may issue in connection with drawdowns under the Amended Loan. On October 12, 2022, we delivered to Kreos UK the First Compulsory Drawdown. We are obligated to deliver to Kreos UK the Second Compulsory Drawdown by September 30, 2023. Once we have drawn down any amounts under the Convertible Loan, we will have no control over whether the holder will exercise its right to convert such amounts into our ordinary shares. While the Warrant is exercisable at a fixed price of USD 5.5243 per share, and the Minimum Convertible Note is convertible at a fixed price of USD 7.0036 per share, both of which are lower than our current market price, we cannot predict the market price of our ordinary shares at any future date, and therefore, cannot predict whether the Warrant will be exercised or the Minimum Convertible Note will be converted. The existence and potentially dilutive impact of the warrants and the ordinary shares to be issued in connection with the Convertible Loan may prevent us from obtaining additional financing in the future on acceptable terms, or at all.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization on an actual basis as of June 30, 2022, the latest date for which we have audited financial statements and the information below available to us. The following information should be read in conjunction with the consolidated and carve-out financial statements and related notes incorporated by reference in this prospectus. For more details on how you can obtain the documents incorporated by reference in this prospectus, see “Where You Can Find More Information” and “Incorporation by Reference.”

As of June 30, 2022
(in thousands)
Cash and cash equivalents(1)	$142,144

Convertible loans, short- and long-term(2)	—

Shareholders’ equity:

Ordinary share capital, CHF 0.05 nominal value per share; 46,037,642 ordinary shares issued and outstanding	$2,080
Warrants(3)	—
Reserves	292,315
Accumulated Losses	(152,569)

Total equity	141,826

Total capitalization	141,826

(1)	As of June 30, 2022, cash and cash equivalents were USD 142.1 million.
(2)

On March 26, 2022, we entered into a loan facility, or the Original Loan, with Kreos Capital VI (UK) Limited, a wholly owned subsidiary of Kreos Expert Fund. On October 12, 2022, we entered into an amendment deed in relation to the Original Loan, or the Amended Loan. The Amended Loan is structured to provide the euro equivalent of up to USD 75.0 million in borrowing capacity under a master loan line. The master loan line is comprised of two loan facilities, of which the euro equivalent of USD 18.75 million is a convertible loan line, or the Convertible Loan, and the euro equivalent of USD 56.25 million is a term loan line, or the Term Loan, each of which may be drawn down in tranches as follows: Loan A – Convertible Loan of euro equivalent of USD 12.5 million and Term Loan of euro equivalent of USD 37.5 million; and Loan B – Convertible Loan of euro equivalent of USD 6.25 million and Term Loan of euro equivalent of USD 18.75 million. We delivered notice of the first draw down of Loan A in an amount of the euro equivalent of USD 10.0 million on October 12, 2022, with the euro equivalent of USD 2.5 million comprising the Convertible Loan portion, or the Minimum Convertible Note. For more details on the Loan, see “Where You Can Find More Information” and “Information Incorporated by Reference.”

(3)	On March 26, 2022, Kreos Expert Fund received a warrant to purchase 324,190 of our ordinary shares at a price per ordinary share of $5.52 (rounded) as additional consideration for the Original Loan.

The number of ordinary shares outstanding as of June 30, 2022 was 46,037,642, which excludes:

•	16,700,000 ordinary shares issued in connection with an underwritten offering to Jefferies LLC, SVB Securities LLC and Piper Sandler & Co., as representatives of the several underwriters;

•

5,811,259 ordinary shares issuable upon the exercise of options outstanding under our equity incentive plans as of June 30, 2022, with a weighted average exercise price of approximately $4.07 per share, of which 28,130 options have been exercised and settled in treasury shares as of the date of this filing;

•

377,757 ordinary shares issuable upon vesting of restricted share units, or RSUs, issued under our equity incentive plans as of June 30, 2022, of which 57,089 RSUs have been settled in treasury shares as of the date of this filing;

•	79,000 ordinary shares issuable upon the exercise of options issued after June 30, 2022 under our 2021 Equity Incentive Plan, with a weighted-average exercise price of approximately $6.23 per share;

•	4,659,248 ordinary shares we hold in treasury as of the date of this filing; and

•

324,190 ordinary shares issuable upon exercise of outstanding warrants issued to Kreos Capital VI (Expert Fund) LP, or Kreos Expert Fund, after June 30, 2022 at an exercise price of $5.52 (rounded) per ordinary share and 356,961 shares initially issuable upon conversion of the Minimum Convertible Note, at a conversion price of $7.00 (rounded) per ordinary share.

As of November 9, 2022, our share capital as registered with the commercial register of the Canton of Basel-Stadt amounted to 67,391,790 ordinary shares.

Unless otherwise indicated, all information contained in this prospectus supplement:

•

does not reflect the potential issuance of ordinary shares that remain available for sale as of the date of this prospectus supplement under our “at the market offering” program, pursuant to which we may sell ordinary shares for aggregate gross proceeds of up to $40.0 million from time to time under our Sales Agreement with SVB Securities LLC; and

•	assumes no exercise or conversion of the options, RSUs, warrants or convertible loans described above.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 681,151 ordinary shares subject to resale by the selling shareholders in this offering. However, if the Warrant is exercised for cash, we will receive proceeds of USD 1,790,923, and we will receive additional proceeds if any additional warrants are issued by us to the selling shareholders and exercised by the selling shareholders for cash. We currently intend to use such proceeds, if any, for pipeline development, general corporate purposes and working capital. If the selling shareholders elects to exercise the Warrant by means of a “cashless exercise,” as is allowed pursuant to the terms of the Warrant, we will not receive any proceeds upon exercise of the Warrant.

The selling shareholders will pay all underwriting discounts, selling commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in connection with the sale of the ordinary shares, if any. We will bear all other costs, fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

We are registering for resale by the selling shareholders identified below up to 681,151 ordinary shares issuable upon the exercise of the Warrant and upon conversion of the Minimum Convertible Note, as detailed in “Prospectus Summary—As Amended Loan Agreement” above, in order to permit the selling shareholders to offer the ordinary shares for resale from time to time.

To our knowledge, neither of the selling shareholders is an employee or supplier of ours or our affiliates. Within the past three years, neither of the selling shareholders has held a position as an officer or a director of ours, nor have any of the selling shareholders had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The ordinary shares being offered are being registered to permit secondary trading of such ordinary shares and the selling shareholders may offer all or part of the ordinary shares they own for resale from time to time pursuant to this prospectus. The selling shareholders do not have any family relationships with our officers, directors or controlling shareholders.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power with respect to the ordinary shares set forth opposite such person’s name. To the extent required, we will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the ordinary shares registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares held by the selling shareholders. The second column lists the number of ordinary shares beneficially owned by the selling shareholders, based on their beneficially ownership of ordinary shares as of May 31, 2022. The third column lists the ordinary shares being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares pursuant to this prospectus. See “Plan of Distribution.”

Except as indicated below or as otherwise described in this prospectus, each of the selling shareholders has represented to us that it is not a registered broker-dealer or affiliated with a registered broker-dealer.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Owned Immediately After Sale of Maximum Number of Ordinary Shares in this Offering
Kreos Capital VI (Expert Fund) LP(2)	324,190	324,190	0
Kreos Capital VI (UK) Limited(3)	356,961	356,961	0

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary shares subject to options or warrants currently exercisable, or exercisable within 60 days of October 31, 2022, are considered outstanding.

(2)

Kreos Capital VI (Expert Fund) LP, or Kreos Expert Fund, is a limited partnership registered under the laws of Jersey. Decisions with respect to the disposition of securities are taken by the fund’s debt advisory committee (the “DAC”). The members of the DAC are Raoul Stein, Ross Ahlgren, Aris Constantinides, Maurizio Petitbon, Sean Dunne, Parag Gandesha, Mark Collins, Michael Johnson and Marten Vading. In addition, Kreos Capital Group VI Limited in its capacity as general partner to Kreos Capital Group VI LP, is the general partner of Kreos Expert Fund. Clive Spears, David Pirouet, Parag Gandesha, Raoul Stein, Mark Collins and Michael Johnson are the directors of Kreos Capital Group VI Limited and as such, hold voting and/or dispositive power over the shares held by Kreos Expert Fund. The registered office address of Kreos Expert Fund is 47 Esplanade, St Helier, Jersey JE1 0BD.
(3)

Kreos Capital VI (UK) Limited is a wholly owned subsidiary of Kreos Expert Fund. Kreos Expert Fund is a limited partnership registered under the laws of Jersey. Decisions with respect to the disposition of securities are taken by the fund’s debt advisory committee (the “DAC”). The members of the DAC are Raoul Stein, Ross Ahlgren, Aris Constantinides, Maurizio Petitbon, Sean Dunne, Parag Gandesha, Mark Collins, Michael Johnson and Marten Vading. In addition, Kreos Capital Group VI Limited in its capacity as general partner to Kreos Capital Group VI LP, is the general partner of Kreos Expert Fund. Clive Spears, David Pirouet, Parag Gandesha, Raoul Stein, Mark Collins and Michael Johnson are the directors of Kreos Capital Group VI Limited and as such, hold voting and/or dispositive power over the shares held by Kreos Expert Fund. The registered office address of Kreos Expert Fund is 47 Esplanade, St Helier, Jersey JE1 0BD.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors in interest selling ordinary shares received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of ordinary shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such ordinary shares at a stipulated price per ordinary shares;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by it will be the purchase price of the ordinary shares less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other exemptions from the registration requirements that become available, provided that they meet the criteria and conform to the requirements of that rule or exemption.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act. A selling shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the name(s) of the selling shareholder(s), the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of ordinary shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES OF THE OFFERING

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

Expenses	Amount
SEC registration fee		$338.44
FINRA filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

LEGAL MATTERS

The validity of the ordinary shares offered in this prospectus and certain other matters of Swiss law, including matters of Swiss income tax law, will be passed upon for us by Homburger AG, Zurich, Switzerland. Certain matters of U.S. federal law will be passed upon for us by Cooley LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents by counsel we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young AG, independent registered public accounting firm, has audited our consolidated and carve-out financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2021, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young AG’s report, given on their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation organized and incorporated under the laws of Switzerland with registered office and domicile in Basel, Switzerland, and the majority of our assets are located within Switzerland. Moreover, a number of our directors and executive officers are not residents of the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, investors may not be able to effect service of process within the United States upon us or upon such persons, or to enforce judgments obtained against us or such persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States.

There is doubt that a lawsuit based upon United States federal or state securities laws could be brought in an original action in Switzerland and that a judgment of a U.S. court based upon United States securities laws would be enforced in Switzerland.

The United States and Switzerland currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, may not be enforceable in Switzerland.

However, if a person has obtained a final and conclusive judgment rendered by a U.S. court which is enforceable in the United States and files a claim with the competent Swiss court, such final judgment by a U.S. court may be recognized in Switzerland in an action before a court of competent jurisdiction in accordance with the proceedings set forth by the Swiss Federal Act on International Private Law (Bundesgesetz über das internationale Privatrecht) and the Swiss Federal Act on Civil Procedure (Schweizerische Zivilprozessordnung) and, in certain circumstances, the Swiss Federal Act on Debt Collection and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs). In such an action, a Swiss court generally would not reinvestigate the merits of the original matter decided by a U.S. court. The recognition and enforcement of a U.S. judgment by a Swiss court would be conditional upon a number of conditions including those set out in articles 25 et seqq. of the Swiss Federal Act on International Private Law, which include, among others:

•	the U.S. court having had jurisdiction over the original proceedings from a Swiss perspective;

•	the judgment of such U.S. court being final and non-appealable under U.S. federal or state law;

•

service of process to the defendant having been completed in accordance with the relevant legal requirements at the defendant’s domicile or permanent residence (including requirements resulting from applicable international treaties), or the defendant having unconditionally participated in the foreign proceedings;

•	the original proceeding not having been conducted under a violation of material principles of Swiss civil proceedings law, in particular the right to be heard;

•

the matter (Verfahren) between the same parties and on the same subject resulting in the judgment of the U.S. court not having been (i) commenced or decided by a Swiss court, provided that such Swiss matter was pending before a Swiss court prior to the U.S. court entered its proceedings or decided by a Swiss court before the decision of the U.S. court, or (ii) decided by a court in a third country, provided such third country matter was decided prior to the decision of the U.S. court and such third country matter is recognizable in Switzerland;

•	the enforcement of the judgment by the U.S. court not being manifestly incompatible with Swiss public policy (schweizerischer Ordre public); and

•	from a Swiss law perspective, such foreign procedure does not formally or functionally qualify as an insolvency-related, administrative or criminal procedure.

Moreover, a Swiss court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in Switzerland are solely governed by Swiss procedural law. In addition, enforcement of a claim or judgment under Swiss debt collection or bankruptcy proceedings may only be made in Swiss francs and any foreign currency amount must accordingly be converted into Swiss francs in accordance with the applicable rules.

Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy (schweizerischer Ordre public). Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Swiss civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Swiss law. Rather, Swiss civil procedure provides for the possibility for judicial pre-trial proceedings concerning the precautionary production of evidence (vorsorgliche Beweisführung) only in certain circumstances and under certain conditions. In addition, during the main proceedings, a Swiss court would decide upon the claims for which evidence is required from the parties and the related burden of proof.

Our agent for service of process in the United States is VectivBio US, Inc., 60 Broad St. Suite 3502, New York, New York 10004.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.vectivbio.com. Information contained on, or that can be accessible through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and the ordinary shares that the selling shareholders are offering. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished, rather than filed, and, except as may be noted in any such Form 6-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 7, 2022;

•

our Reports on Form 6-K filed with the SEC on  March 30, 2022,  April 7, 2022 (as amended by the Form 6-K/A filed on  April 7, 2022),  June 9, 2022, June  16, 2022, July 1, 2022,  October  13, 2022 (excluding Exhibits 99.1, 99.3 and 99.4), October  13, 2022, and October 18, 2022; and

•

the description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on April 6, 2021, including any amendments or reports filed for the purpose of updating the description.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our annual reports on Form 20-F and reports on Form 6-K and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.vectivbio.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus at no cost, upon written or oral request to us at the following address and telephone number: VectivBio Holding AG, Aeschenvorstadt 36, 4051 Basel, Switzerland, Attn: Investor Relations, telephone +41 61 551 30 30.

VectivBio Holding AG

Up to 681,151 Ordinary Shares

PROSPECTUS

            , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Board of Directors and Executive Committee

Under Swiss law, subject to certain limitations, a corporation may indemnify and hold harmless directors and other persons entrusted with its management out of the assets of the corporation from and against actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted, in connection with the execution of their statutory duties, provided that such indemnity (if any) shall not extend to any matter in which any of said persons is found to have committed an intentional or grossly negligent breach of his or her duties. The registrant’s articles of association contain provisions governing the indemnification of the members of its board of directors and of its executive committee and the advancing of related defense costs to the extent not included in insurance coverage or paid by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the registrant.

The registrant has entered into indemnification agreements with each member of its board of directors and of its executive committee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9. Exhibits

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

4.1	Articles of Association of the registrant.	6-K	00140316	1.2	October 18, 2022

4.2	Term Loan Agreement by and among VectivBio Holding AG, VectivBio AG, VectivBio US, Inc., GlyPharma Therapeutic Inc./GlyPharma Thérapeutique Inc., VectivBio Comet AG, Comet Therapeutics, Inc. and Kreos Capital VI (UK) Limited, dated as of March 26, 2022.	20-F	001-40316	4.11	April 7, 2022

4.3	Convertible Loan Agreement by and among VectivBio Holding AG, VectivBio AG, VectivBio US, Inc., GlyPharma Therapeutic Inc./GlyPharma Thérapeutique Inc., VectivBio Comet AG, Comet Therapeutics, Inc. and Kreos Capital VI (UK) Limited, dated as of March 26, 2022.	20-F	001-40316	4.12	April 7, 2022

4.4	Warrant Agreement by and between VectivBio Holding AG and Kreos Capital VI (Expert Fund) LP, dated as of March 26, 2022.	20-F	001-40316	4.13	April 7, 2022

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

4.5	Amendment Deed by and among VectivBio Holding AG, VectivBio AG, VectivBio US, Inc., GlyPharma Therapeutic Inc./GlyPharma Thérapeutique Inc., VectivBio Comet AG, Comet Therapeutics, Inc. and Kreos Capital VI (UK) Limited, dated as of October 12, 2022, relating to the Term Loan Agreement dated March 26, 2022 and to the Convertible Loan Agreement dated March 26, 2022, Agreement by and between VectivBio Holding AG and Kreos Capital VI (Expert Fund) LP, dated as of March 26, 2022.					X

4.6	Second Warrant Agreement by and between VectivBio Holding AG and Kreos Capital VI (Expert Fund) LP, dated as of October 12, 2022.					X

5.1	Opinion of Homburger AG.					X

23.1	Consent of Ernst & Young AG, Independent Registered Public Accounting Firm.					X

23.2	Consent of Homburger AG (included in Exhibit 5.1).					X

24.1	Powers of Attorney (included on signature page to the registration statement).					X

107	Filing Fee Exhibit.	F-3	333-265546	107	June 13, 2022

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basel, Switzerland, on November 10, 2022.

VECTIVBIO HOLDING AG
By:	/s/ Luca Santarelli
Luca Santarelli
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Luca Santarelli and Claudia D’Augusta, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Luca Santarelli Luca Santarelli	Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2022

/s/ Claudia D’Augusta Claudia D’Augusta	Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2022

/s/ Thomas Woiwode Thomas Woiwode	Chair of the Board	November 10, 2022

/s/ Chahra Louafi Chahra Louafi	Director	November 10, 2022

/s/ Hans Schikan Hans Schikan	Director	November 10, 2022

/s/ Sandip Kapadia Sandip Kapadia	Director	November 10, 2022

/s/ Paul Carter Paul Carter	Director	November 10, 2022

/s/ Murray Stewart Murray Stewart	Director	November 10, 2022

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned duly authorized representative in the United States of VectivBio Holding AG, has signed this registration statement on November 10, 2022.

Authorized U.S. Representative
VECTIVBIO HOLDING AG

/s/ Kevin Harris
Kevin Harris
Chief Commercial Officer